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                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into as of the 1st day of January, 1997, by and between KENNEDY-WILSON, INC., a Delaware corporation, with its principal office located in Santa Monica, California (the "Company"), and RICHARD MANDEL, an individual ("Employee").

                                   RECITALS:

         A. Company is a diversified real estate company, whose activities include real estate brokerage activities and auction-marketing services, and which operates its business throughout the United States and the world.

         B. Employee is an experienced executive in the real estate brokerage and investment industry who has been employed as an executive with Company since 1993.

         C. Company desires to continue to employ Employee and Employee desires to continue to be employed by Company.

                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein, the parties hereby agree as follows:


                 1. Employment. Company hereby employs Employee and Employee hereby accepts employment to perform the duties described in Section 2 below, on the terms, conditions and covenants set forth in this Agreement.

                 2. Services Provided to the Company. During the term of this Agreement, Employee shall devote one hundred percent (100%) of his working hours in the employ of the Company, of Kennedy-Wilson International, a California corporation ("KWI California") or Company's other subsidiaries (collectively referred to herein as the Companies") to advance the business and welfare of the Companies. Employee shall be President, Kennedy-Wilson Commercial during the term hereof, and shall have such powers and duties as may from time to time be prescribed by the Chairman and Chief Executive Officer of the Company, which duties may, in the Company's reasonable discretion, be changed in any legal manner from time to time. Additionally, Employee is presently serving (and shall continue to serve for the remainder of the term hereof at the request and in the discretion of the Company) as a director of the Company. The duties of Employee shall include, without limitation, moving to the greater New York Metropolitan Area no later than January 1, 1997, to open a New York office of the Company, and to
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promote, develop and manage the business of the Tokyo, Hong Kong and Indonesia offices (covering all of the Company's activities throughout Asia as well as West Coast and New York offices) under the direction of the Company's senior management. Employee shall provide the Companies with the benefit of his best judgment and efforts in performing his duties hereunder. Employee shall be based in Company's New York office for the entire term of this Agreement and the performance of the Employee's duties hereunder. Employee shall report to the Chairman and Chief Executive Officer unless and until otherwise directed by the Company.

                 3. Term. Employee shall be employed by the Company pursuant to this Agreement for a term (the "Term") beginning on January 1, 1997 and continuing through to, and terminating at the close of business on December 31, 1998 (unless earlier terminated pursuant to Section 11).

                 4.       Commitment to the Company.

                          (a)     During the Term, Employee shall not be
involved, individually or as an employee, principal, officer, general partner, director or shareholder, in any real estate development activities without first obtaining the consent and approval of a majority of the Company's Board of Directors. The limitation contained in this Section 4 shall not apply, however, to the ownership of no more than one percent (1%) of the capital stock of any publicly held corporation or to participation in real estate development activities as a limited partner. For purposes of this Section 4, Employee shall be deemed the owner of any interests held by Employee, Employee's spouse, or any other unemancipated minor member of Employee's family.

                          (b)     Employee shall, at all times during the Term,
strictly adhere to and comply with all of Company's policies, rules and procedures as they currently exist and as they may be changed by the Company. Employee agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all of the duties and obligations required of him expressly or by implication by the terms of this Agreement.

                 5. Compensation to Employee. During the Term, the Company shall pay to Employee compensation, subject to such deductions and withholdings as Company may from time to time be required to make pursuant to applicable law, governmental regulation or order (the "Compensation") and Employee agrees to accept such Compensation as payment in full for all services rendered by him to or for the benefit of the Companies in any capacity, as provided in this Section 5.

                          (a)      Employee shall be paid an annual salary equal
to $225,000 per annum, payable on such basis as is the normal pay-


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ment pattern of the Company, not to be less frequently than monthly;

                          (b)     Employee will be eligible for a discretionary
salary review on or about January 1, 1998, based on his performance in fiscal 1997;

                          (c)     Effective January 1, 1997, the Company shall
grant to Employee under the Company's 1992 Incentive and Non-Statutory Stock Option Plan non-transferable incentive and non-statutory options to purchase an aggregate of 10,000 shares of Common Stock at an exercise price equal to the price of the Common Stock on the date the grant of such options are approved on such terms and subject to such conditions as are set forth in the Stock Option Agreement between the Company and Employee. The Company shall also grant non-transferable incentive or non-statutory options to purchase an aggregate of shares of common stock on December 31, 1997 in the following amounts based on the "Net Profits" of Kennedy-Wilson Commercial:

                  "10,000 options at $2,000,000 "net profit" for 1997
                  prorated to 20,000 options at $3,000,000 "net profits" for 1997."

       The Company shall also grant non-transferable incentive or non-statutory options to purchase an aggregate of shares of Common Stock on December 31, 1998 in the following amounts based on "net profits" of Kennedy-Wilson Commercial:

                  "5,000 options at $2,000,000 "net profit" for 1998
                  prorated to 15,000 options at $4,000,000 "net profits" for 1998."

       The shares of Common Stock options are at an exercise price equal to the price of the Common Stock on the date of such grant and subject to such conditions as are set forth in the Stock Option Agreement between the Company and the Employee. Employee acknowledges that all such option grants are subject to formal award by a committee of the Company's Board of Directors.

                          (d)     In addition to the foregoing, Employee shall
be entitled to an annual incentive award based on the "net profits" of the Kennedy-Wilson Commercial as follows:

$0                  to         $3,000,000           net profit            12-1/2%          Bonus
$3,000,001          to         $5,000,000           net profit            15%              Bonus
$5,000,001          and over                        net profit            20%              Bonus

         "Net Profits" shall mean the gross revenue realized by Kennedy-Wilson Commercial during the applicable fiscal year less costs and expenses properly charged to such gross revenue according to generally acceptable accounting principles as determined in the

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commercially reasonable judgment of Company's Chief Financial Officer, including without limitation Employee's salary and benefits, and the salaries, bonuses and benefits of all employees of the Commercial Division, and a charge for general corporate overhead.

         6 .     Expenses.  Employee shall be entitled to reimbursement from the Company for any out-of-pocket expenses, including travel expenses (excluding all personal automobile expenses) incurred by Employee in the ordinary course of providing his services hereunder. Such reimbursement shall be made by the Company within thirty (30) days after receipt of a statement therefor from Employee setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by customary documentation evidencing such expenses.

                 (a) Employee shall be entitled to reimbursement for the actual reasonable costs incurred in relocating to New York from Tokyo, including moving costs, airfare, and room and board during the move for Employee's family. Additionally, Company shall pay directly or reimburse Employee for two months rental of an apartment at the Bristol Plaza in New York City, and $12,000 for closing costs and associated fees for acquired real estate for Employee's personal and family residence.

                 (b) Company shall provide Employee with consulting services of a Big 6 Accounting firm to structure personal tax issues of Employee arising under this Agreement. Annual cost of such tax advice shall not exceed $1,500 per annum.

                 (c) In addition to the foregoing, Company will reimburse Employee, or pay directly, for the following expenses:

                          (1)     Car allowance of $500 per month;

                          (2)     Initiation fees for a Country Club
                                  membership of up to $40,000 based on Club selection subject to Employee using his best efforts to secure a junior membership and Company and Employee agreeing on the terms of how Company will provided the initiation fee following Employee's selection of a Country Club and a review of such Country Club's membership rules, and provided, that monthly dues and assessments will be the responsibility of Employee, and employee will arrange to have the certificate of membership rest in the name of Kennedy-Wilson International; and

                          (3) Four weeks paid vacation time in each of calendar years 1997 and 1998.

         7. Staff. The New York office of the Company shall be staffed and operated in accordance with the budget and guidelines established by the Chairman and Chief Executive Officer from time to time.



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         8.      Insurance Coverage and Benefits.  During the Term, the Company
will provide Employee with coverage under the major medical, hospital and other insurance programs maintained by the Company for its other employees generally. In addition, Employee shall receive during the Term all other Company-provided benefits which are, from time to time, made available by the Company to its officers, including without limitation, the K-W Profit Sharing and 401(K) Plan, to the extent the Company elects to make contributions to such Plan from time to time.

         9.      Non-Competition Covenant.

                 (a) During the Term hereof and, only in the event of Employee's voluntary resignation during the Term, for period of three (3) years thereafter, Employee will not, directly or indirectly:

                          (1)     in any manner induce, attempt to induce, or
assist others to induce or attempt to induce any employee, partner, joint venturer, independent contractor, agent or customer of the Company to terminate its, his or her association with the Company, or do anything to interfere with the relationship between the Company and such person or entity or other persons or entities dealing with the Company; or

                          (2)     in any capacity (whether as an individual,
promoter, proprietor, general partner, joint venturer, employee, agent, consultant, director, officer, manager, shareholder or otherwise) work for, act as a consultant or advisor to, own any interest in, or otherwise be connected in any manner with the ownership, management, operation or control of (collectively, "Associated With"), any person or entity which, at any time during the Term, engages in the same businesses or similar businesses engaged in by the Company during the Term, including without limitation the real estate auction-marketing business, without the consent of the Board of Directors of the Company. Employee acknowledges that the Company's existing services are marketed internationally and that its business plans include marketing throughout the entire world either directly or through others. Accordingly, the restrictions in this Section 9 shall extend to operations in any part of the world, during the Term thereof.

                 (b) Nothing in this Section 9 shall restrict Employee from owning not more than one percent (1%) of the outstanding shares of any class of securities of a publicly-held issuer subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or any limited partner interest in a limited partnership or similar passive investment interest so long as the nature of such investment prevents, pursuant to applicable law, Employee's control of the management of the issuer of such investment interest.


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                 (c)      The parties hereto intend that the covenants and
agreements contained in this Section 9 shall be deemed to be a series of separate covenants and agreements, one for each and every country, county, state, city and other jurisdiction in the world with respect to which the Company's business has been or is hereafter carried on. If any of the foregoing is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such agreement extending for too great a period of time or over too great a geographical area, or by reason of its being too extensive in any other respect, such agreement shall be interpreted to extend only over the maximum period of time and geographical area and to the maximum extent enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision hereof.

                 (d) Notwithstanding the foregoing, nothing herein shall prevent Employee, following the termination of his employment or the end of the Term, whichever is later, from being Associated With any person or entity engaged in any real estate activities or matters other than real estate auction activities or other activities which constitute a primary line of business of the Company at the time of such termination. Employee represents and warrants that he is not restricted or prohibited in any way from entering into this Agreement or performing services hereunder at any time, whether by non-competition, covenant, or otherwise, and shall indemnify, defend and hold the Company harmless from and against any damages, claims, costs (including attorneys' fees) or liabilities as a result of the incorrectness of such representation and warranty.

         10. Confidential and proprietary Information. Employee recognizes that he will occupy a position of trust with respect to business information of a confidential or proprietary nature which is the property of the Companies and which has been and will be imparted to him from time to time in the course of the performance of his duties under this Agreement. Employee agrees that:

                 (a) he shall not at any time, whether during the Term or thereafter, use, divulge or disclose directly or indirectly any confidential or proprietary information of the Companies to any person, except that he may use and disclose to other Company personnel such confidential and proprietary information in the course of the performance of his duties hereunder or when legally required to do so in connection with any pending litigation or administrative inquiry; and

                 (b) he shall return promptly upon the termination of this Agreement or otherwise upon the request of the Company any and all copies of any documentation or materials containing any confidential or proprietary information of the Companies.

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                 For purposes of this Agreement, the term "confidential or
proprietary information" of the Companies shall include all information which is owned by the Companies and which is not at the time publicly available or generally known to persons engaged in businesses similar to that of the Companies, including practices, procedures and methods and other facts relating to the business of the Companies; practices, procedures and methods and other facts related to sales, marketing, advertising, promotions, financial matters, clients, client lists or the Companies and similar information of a confidential and proprietary nature. Employer agrees that his breach of this
Section 10 will cause irreparable harm to the Company. Employee agrees that the remedy at law for any breach by him of this Section 10 will be inadequate and, in addition to any other remedy available to the Company, the Company shall be entitled to injunctive relief for any actual or threatened breach of this Section 10 without proof that any actual damages have been caused by such breach, and without any need to post bond or similar security.

                 11.      Termination.

                          (a)     This Agreement and Employee's employment by
the Companies shall terminate upon the death or incapacity of Employee. Incapacity shall mean the inability to perform the services due hereunder for a consecutive ninety (90) calendar day period.

                          (b)     This Agreement and Employee's employment by
the Companies may also be terminated by the Company:

                                  (1)      in the event of a material breach of
this Agreement by Employee which is not corrected within ten (10) days after the Company's written notice of the material breach to Employee where such material breach can be cured immediately or, if such material breach cannot be corrected within ten (10) days of such notice, Employee fails to diligently and continually pursue a correction which is effected as soon as possible; provided that the Company shall be deemed to have waived its right to terminate Employee pursuant to this Section 11(b) (1) with respect to any particular material breach by Employee if Employee cures such material breach, even after the 10-day cure period for material breaches that can be cured immediately or the extended period for material breaches not able to be immediately cured, prior to the Company acting to terminate Employee; and

                                  (2)      for cause which shall mean only
Employee's violation of criminal law, material wrongful act or omission, malfeasance or gross negligence which causes or can reasonably be anticipated to cause material damage to the business or reputation of the Companies.

                          (c)     This Agreement may also be terminated by
mutual agreement in writing by the Company and Employee.

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                          (d)     This Agreement may be terminated by Employee
at any time, provided that such termination shall have the effect set forth in
Section 11(e) below.

                          (e)     Termination of this Agreement pursuant to
this Section 11 shall not relieve Employee of his obligations to comply with
Section 10 hereof, which provisions shall survive the termination of this Agreement. If and only if, Employee resigns due to the Company's material breach of this Agreement which is not corrected within ten (10) days after the Employee's written notice of the breach to the Company, then Employee shall be relieved of his obligations under Section 10 hereof. If Employee resigns for any other reason then his obligations under Section 10 hereof will continue to apply. Upon the termination of this Agreement by the Company pursuant to
Section 11(b) or upon the resignation of Employee during the Term other than following an uncured material breach by the Company hereunder, any further compensation to Employee shall terminate on the date this Agreement is so terminated by the Company or Employee resigns and Employee shall be entitled to receive only the Compensation that he has accrued but is unpaid as of the date of termination. In all other cases, Employee, or his estate, will receive all salary, bonuses and fringe benefits (or if such fringe benefits cannot be provided pursuant to the terms of the applicable plans, comparable benefits) due hereunder and remaining to be paid during the Term in the ordinary course, provided that the payment of fringe or comparable benefits shall be subject to the availability of such benefits following Employee's termination of employment at no additional cost above what was previously being paid by the Company. Employee agrees to cooperate with the Company to provide for a smooth transition upon Employee's termination.

                 12.      General Provisions.

                          (a)     Notices.  Any notice to be given pursuant to
this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

If to the Company, to:                     Kennedy-Wilson, Inc.
                                           530 Wilshire Boulevard
                                           Suite 101
                                           Santa Monica, CA 90401
                                           Attention: Chairman and
                                             Chief Executive Officer




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If to Employee, to:                                  Mr. Richard Mandel

                                                     c/o Mandel Family
                                                     15 Yale Terrace
                                                     Cranford, NJ 07016

With a copy to:                                      Lenard H. Mandel, Esq.
                                                     White & Case
                                                     1155 Avenue of the Americas
                                                     New York, NY 10036


Either party can change its address for receipt or notices by a notice given in accordance with the foregoing.

                          (b)     Successors and Assigns.  This Agreement shall
be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Employee and his heirs and legal representatives. This Agreement is personal to Employee and shall not be assignable by Employee.

                          (c)     Waiver of Breach.  The waiver by the Company
or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

                          (d)     Entire Agreement/Modification.  This
Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

                          (e)     Severability.  Any provision of this
Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

                          (f)     Counterparts.  This Agreement may be executed
in a number of identical counterparts, each of which shall be deemed an original for all purposes.



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                          (g)     Attorneys' Fees.  If any action be commenced
(including an appeal thereof) to enforce any of the provisions of this Agreement or to enforce a judgment, whether or not such action is prosecuted to judgment ("Action") , the unsuccessful party therein, shall pay all costs incurred by the prevailing party therein, including reasonable attorneys' fees and costs, court costs and reimbursements for any other expenses incurred in connection therewith. The right to recover post-judgment attorneys' fees and costs shall not be deemed waived if not included in any judgment, shall survive the final judgment in any Action, and shall not be deemed merged into such judgment.
This Section 12 (g) shall survive the termination of this Agreement.

                          (h)     Choice of Law.  This Agreement is entered
into in California and the parties stipulate that the validity of this Agreement and the interpretation and performance of all of its terms shall be governed by and construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.





                                         "EMPLOYEE:

                                         /s/RICHARD MANDEL
                                         ---------------------------------------
                                            RICHARD MANDEL


                                         "Company"

                                         KENNEDY-WILSON,  INC.,
                                         a Delaware corporation



                                         By: /s/WILLIAM J. MCMORROW
                                            ------------------------------------
                                                William J. McMorrow
                                                Chairman and Chief Executive
                                                Officer






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